Exhibit 99.1

745 Seventh Avenue New York, NY 10019 United States

June 2, 2016

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated May 3, 2016, to the Board of Directors of Quintiles Transnational Holdings Inc. (the “Company”), as an Appendix to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of the Company, as filed by the Company on June 2, 2016 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and IMS Health Holdings, Inc. and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinions of the Financial Advisors—Quintiles’ Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Quintiles’ Reasons for the Merger; Recommendation of the Quintiles Board of Directors,” “The Merger—Opinion of Quintiles’ Financial Advisor,” “The Merger—Historical Share Price Analysis,” and “The Merger—Forward-Looking Financial Information.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours, BARCLAYS CAPITAL INC.

By:	/s/ Jed Brody
Name:	Jed Brody
Title:	Managing Director